UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number of issuing entity: 333-130642-03

                             NATIONSTAR FUNDING, LLC
             (Exact name of registrant as specified in its charter)

                    NATIONSTAR HOME EQUITY LOAN TRUST 2007-A
           (Exact name of issuing entity as specified in its charter)

                     350 Highland Drive Lewisville, TX 75067
                                 (469) 549-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Class:
                AV1     AV3     M1      M3      M5      M7      M9
                AV2     AV4     M2      M4      M6      M8
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice
date:   less than 300 holders.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Nationstar Home Equity Loan Trust 2007-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 25, 2008        By:    Nationstar Mortgage LLC
                                     (Servicer)

                              By:    /s/ Ron L. Fountain
                                     -------------------------------------------
                              Name:  Ron L. Fountain
                              Title: Vice President